EXHIBIT 21


               PRINCIPAL SUBSIDIARIES OF SBC COMMUNICATIONS INC.
                            AS OF DECEMBER 31, 1997



                                       State of             Conducts
        Name                         Incorporation        Business Under

Southwestern Bell                      Missouri               Same
 Telephone Company

Southwestern Bell               Dually incorporated in        Same
 Mobile Systems, Inc.            Delaware and Virginia

SBC International, Inc.                Delaware               Same

Southwestern Bell                      Missouri               Same
 Yellow Pages, Inc.

SBC Media Ventures, Inc.               Delaware               Same

Pacific Telesis Group                   Nevada                Same